SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES ECXHANGE ACT OF 1934
Date of Report: February 26, 2007
(Date of earliest event reported)
KAHIKI FOODS, INC.
(Exact Name of Registrant as specified in its charter)

Ohio	333-113925
(State or Other Jurisdiction of Incorporation)	(Commission file Number)
31-1056793
(IRS Employer Identification No.)
1100 Morrison Road, Gahanna, Ohio 43230
(Address of principal executive offices)(Zip code)
Registrant’s Telephone Number, Including Area Code
(614) 322-3180
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 Entry into a Material Definitive Agreement
Townsends, Inc. (“Townsends”) owns all of the outstanding Series A Preferred Stock of Kahiki Foods, Inc. (“Kahiki”). Mr. Chuck Dix, President of Townsends, is also a Director of Kahiki.
Kahiki and Townsends are also parties to a Supply Agreement for poultry, dated December 21, 2004. Kahiki filed a copy of this agreement as Exhibit 10.4 of its Report on Form 8-K filed on December 28, 2004, and such agreement is incorporated herein by reference to that filing. Under the Supply Agreement, Townsends will supply, and Kahiki will purchase, an average of 30,000 pounds of chicken from Townsends each week. The pricing per pound is set at an adjusted market price, with a cap of $1.81 per pound and a floor of $1.21 per pound. In December 2006, Kahiki exercised its right to terminate the contract with 12 months notice. The Supply Agreement now expires on December 31, 2007.
On February 26, 2007, Townsends and Kahiki entered into Amendment No. 1 to the Supply Agreement. Kahiki is filing the amendment as Exhibit 10.15 to this Report on Form 8-K. The amendment changes the amount of chicken to be supplied and purchased each week to an average of 45,500 pounds. The amendment also fixes pricing at $1.45 per pound for the first 30,000 pounds each week, and $1.55 per pound for the additional chicken purchases above that amount. Kahiki will maintain average purchases at the required level. We expect to be able to use the required average purchases in our normal weekly production. The amendment is effective immediately. The amendment continues the expiration date of December 31, 2007.
Kahiki’s Board of Directors approved the amendment, with Mr. Chuck Dix abstaining from the vote.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KAHIKI FOODS, INC.

By:	(s) Frederick A. Niebauer

Frederick A. Niebauer Chief Financial Officer

Dated:	February 28, 2007